Table of Contents

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, dated August 27, 2020

Preliminary Offering Circular

LIVE VENTURES INCORPORATED

Up to 50,000 Unsecured Bonds with an aggregate initial principal amount of up to $50,000,000

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

(702) 670-0209

www.liveventures.com

We are offering up to 50,000 of our unsecured bonds (which we refer to as the “Bonds”) to be sold in this offering (which we refer to as this “Offering”) at a price of $1,000 per Bond for an aggregate initial principal amount of up to $50,000,000.

Each Bond will mature, at the Subscriber’s option, from 1 to 120 months from its date of issuance or at such other time as the Company and the Subscriber may agree (the “Maturity Date”).

The interest rate on a particular Bond (the “Interest Rate”) will be fixed on the date of issuance and the Company expects will be within a range from 1.0% to 8.0% per annum. The Interest Rate will be determined based on market conditions, the Maturity Date, and the investment amount.

At the Subscriber’s option, interest will either accrue and may be compounded or be paid monthly as set forth in greater detail in the Bond. The Company will not make any principal payments on the Bonds until their respective Maturity Date. Interest payments, if made monthly, shall commence 30 calendar days from the issuance date of the Bond and shall continue to be paid monthly thereafter, in arrears.

Shares of our common stock (which we refer to as our “Common Stock”) are listed and traded on the Nasdaq Capital Market under the symbol “LIVE.” There is no established public trading market for the Bonds nor do we expect one to develop. We do not currently intend to apply for a listing of the Bonds on any securities exchange, and we do not currently expect that the Bonds will be quoted on any interdealer quotation system.

The Offering will terminate on the earliest of: (i) the date on which the Maximum Offering Amount has been sold, (ii) the date that is three years after this Offering has been qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), or (iii) upon a decision by the Company’s management to deem the Offering closed.

This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), for Tier 2 offerings. The Company may undertake one or more closings on a rolling basis. At each closing, the proceeds will be distributed to the Company and the associated Bonds will be issued to the Subscribers (prior to acceptance of their subscriptions and the relevant closing, we refer to such persons as the “Subscribers”; after acceptance of their subscriptions and the relevant closing, we refer to such persons as the “Bondholders”).

The Company will use its best efforts to offer and sell the Bonds through general solicitation in compliance with the SEC’s rule and regulations promulgated under Regulation A. In addition, we currently intend to form or acquire, or engage, one or more registered broker-dealers (whom we collectively refer to as the “Broker-Dealer”) to offer and sell the Bonds. If we form or acquire a Broker-Dealer, the Broker-Dealer will not be paid any fees. If we engage a third-party Broker-Dealer, that Broker-Dealer will be paid a mutually agreed fee at the rate of up to 5.0% of the initial principal amount of the Bonds that the Broker-Dealer offers and sells to Subscribers on a “best efforts” basis. The Broker-Dealer is not purchasing the Bonds offered by us and is not required to offer and sell any specific number or dollar amount of the Bonds in the Offering. We expect to commence the offer and sale of the Bonds within two days as of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC.

Investing in the Bonds involves risks. See “Risk Factors” beginning on page 3 of this Offering Circular to read about important factors you should consider before subscribing for and buying the Bonds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Offering Circular is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commissions[1]	Proceeds to Issuer[2]	Payments to Broker-Dealer[3]

Minimum Investment Amount	$1,000	N/A	$950	$50
Maximum Offering Amount	$50,000,000	N/A	$47,500,000	$2,500,000

___________________

(1)	The Company will not use an underwriter for the sale of the Bonds. The Company will engage the Broker-Dealer to sell the Bonds on its behalf. See “Plan of Distribution.”
(2)	Does not include costs of the Offering, such as blue-sky compliance, legal, accounting, and other advisory fees, and printing fees.
(3)	We may pay a third-party Broker-Dealer a fee at the rate of up to 5.0% of the initial principal amount of the Bonds offered and sold by the Broker-Dealer. If the Company forms or acquires its own Broker-Dealer, proceeds to the Company will be 100% of the subscriptions, less costs of the Offering (as referenced in note 2, above). See “Plan of Distribution” below for additional information regarding Broker-Dealer fees.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Subscribers are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities referenced in this Offering Circular may not be offered or sold until qualified by the Securities and Exchange Commission.

Sale of our Bonds will commence on approximately              , 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Offering Circular is         , 2020

We are offering to sell, and seeking offers to buy, our Bonds only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be amended and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “Live Ventures,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Live Ventures Incorporated, a Nevada corporation, and its subsidiaries.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this Offering Circular:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on February 7, 2020;
•	our Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended December 31, 2019, filed with the SEC on April 13, 2020 and August 14, 2020;
•	our Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020 and August 14, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 14, 2020; and
•	our Current Reports on Form 8-K or 8-K/A, as the case may be, filed with the SEC on February 24, 2020, April 16, 2020, May 8, 2020, July 16, 2020, July 24, 2020 and August 14, 2020 (but solely with respect to Item 4.02).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this Offering Circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We urge you to carefully read this Offering Circular and the documents incorporated by reference herein, before buying any of the securities being offered under this Offering Circular. This Offering Circular may add or update information contained in the documents incorporated by reference herein. To the extent that any statement that we make in this Offering Circular is inconsistent with statements made in the documents incorporated by reference herein, you should rely on the information in this Offering Circular and the statements made in this Offering Circular will be deemed to modify or supersede those made in the documents incorporated by reference herein.

You should rely only on the information contained in this Offering Circular or incorporated herein by reference. We have not authorized anyone to provide you with different information. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this Offering Circular or incorporated herein by reference. You should not rely on any unauthorized information or representation. This Offering Circular is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Offering Circular is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Offering Circular, or any sale of a security.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this Offering Circular were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this Offering Circular, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Live Ventures Incorporated, Attention: Senior Vice President and General Counsel, 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, telephone (702) 997-5968.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	the effect the Coronavirus is having and will have on our businesses;

•	competitive and cyclical factors relating to the floor covering and retail industries;

•	specifically, with respect to Marquis Industries, dependence of its business on key customers and availability of raw materials;

•	specifically, with respect to Precision Industries, the availability of competent raw material suppliers;

•	requirements of capital;

•	requirements of our lenders;

•	risks and uncertainties relating to the ApplianceSmart Chapter 11 filing;

•	our ability to continue to make acquisitions and to successfully integrate and operate acquired businesses;

•	risks of downturns in general economic conditions and in the floor covering and retail industries that could affect our business segments;

•	technological developments;

•	our ability to attract and retain key personnel;

•	product liabilities in excess of insurance;

•	changes in governmental regulation and oversight;

•	domestic or international hostilities and terrorism; and

•	the future trading prices of our Common Stock.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any Subscriber by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to amend this Offering Circular or otherwise make public statements updating our forward-looking statements.

iii

REGULATION A, Tier 2

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular and information included in the documents incorporated by reference. This Offering Circular, together with the exhibits attached, including, but not limited to, the Articles of Incorporation and the Bylaws of the Company (respectively, the “Charter” and the “Bylaws”), copies of which are attached hereto as Exhibits 2.1 through 2.8, should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Charter or Bylaws, the Charter and Bylaws shall prevail, and no Subscriber should rely on any reference herein to the Charter or Bylaws without consulting the actual, underlying documents. We urge you to carefully read this Offering Circular and the documents incorporated by reference herein, before buying any of the Bonds being offered under this Offering Circular. This Offering Circular may add or update information contained in the documents incorporated by reference herein. To the extent that any statement that we make in this Offering Circular is inconsistent with statements made in the documents incorporated by reference herein, you should rely on the information in this Offering Circular and the statements made in this Offering Circular will be deemed to modify or supersede those made in the documents incorporated by reference herein.

Live VENTURES:

Live Ventures Incorporated, a Nevada corporation, is a diversified holding company with several wholly-owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary, Marquis Industries, Inc. (which we refer to as “Marquis Industries”), the Company manufactures and sells residential and commercial carpets, primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary, Vintage Stock, Inc. (which we refer to as “Vintage Stock”), an award-winning entertainment retailer, the Company sells new and pre-owned movies, classic and current generation video games and systems, music on CD and LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep. Through its subsidiary, Precision Industries, Inc. (which we refer to as “Precision Industries”), the Company manufactures premium tool steel and specialty alloys. Through its subsidiary, ApplianceSmart, Inc. (which we refer to as “ApplianceSmart”), the Company sells new, major household appliances through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®.

securities offered:

The Company is offering the Bonds to qualified Subscribers on the terms set forth in this Offering Circular.

The Offering will commence within two days as of the date on which the Offering Statement is qualified by the SEC and will terminate on the earliest of: (1) the date on which the Maximum Offering Amount has been sold, (2) the date that is three years after this Offering has been qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), or (3) upon a decision by the Company’s management to deem the Offering closed.

Subject to certain restrictions set forth under Regulation A, the Maximum Offering Amount shall be $50,000,000.

MATURITY DATE:

Each Bond will mature on its respective Maturity Date, which, at the Subscriber’s option, will range from 1 to 120 months from its date of issuance or at such other time as the Company and the Subscriber may agree.

INTEREST RATE & Payment of Interest:

The Interest Rate on a particular Bond will be fixed at the date of issuance and the Company expects will be within a range from 1.0% to 8.0% per annum. The Interest Rate will be determined based on market conditions, the Maturity Date, and the investment amount. At the Subscriber’s option, interest will either accrue and may be compounded or be paid monthly as set forth in greater detail in the Bond. Interest payments, if made monthly, shall commence 30 calendar days from the issuance date of the Bond and shall continue to be paid monthly thereafter, in arrears.

1

Prepayment:	The Company may prepay all or a portion of any Bond prior to the Maturity Date at any time and from time to time and without premium, penalty, or notice, in the Company’s sole and absolute discretion.
DebT Obligations:

The Bonds represent unsecured debt obligations of the Company and entail risks and benefits for the Bondholders that are customary for creditors, including, without limitation, risk of default and/or non-payment by the Company, as well as a return of investment with interest.

USE OF PROCEEDS:

The Company intends to use the proceeds from the sale of the Bonds for general corporate purposes, including for working capital, operating expenses, and capital expenditures, the repayment, redemption, or repurchase of indebtedness of Live Ventures or any of its subsidiaries or affiliates, and the acquisition by the Company of businesses, products, services, or technologies. Live Ventures does not have agreements or commitments for any acquisitions at this time.

Investor suitability

The Offering is available to “accredited investors,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (which we may refer to as the “Securities Act”), and to certain non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors may only invest the greater of 10% of their annual income or net worth. An investment in the Bonds is highly speculative and suitable Subscribers should possess the ability to absorb substantial or complete losses from an investment in the Bonds.

The BROKER-DEALER AND selling commissions	The Company will use its best efforts to offer and sell the Bonds through general solicitation in compliance with the SEC’s rule and regulations in connection with Regulation A. In addition, we currently intend to form (or acquire) or engage one or more registered Broker-Dealers to offer and sell the Bonds. If we form (or acquire) a Broker-Dealer, the Broker-Dealer will not be paid any fees. If we engage a third-party Broker-Dealer, that Broker-Dealer will be paid a mutually agreed fee at the rate of up to 5.0% of the initial principal amount of the Bonds that the Broker-Dealer offers and sells to Subscribers on a “best efforts” basis. The Broker-Dealer is not purchasing the Bonds offered by us and is not required to offer and sell any specific number or dollar amount of the Bonds in the Offering. We expect to commence the offer and sale of the Bonds within two days as of the date on which the Offering Statement of which this Offering Circular is a part is qualified by the SEC.

Lack of Liquidity	There is no public market for the Bonds, and none is expected to develop in the future. Additionally, there are substantial restrictions on any transferability of the Bonds, including the requirement to obtain the Company’s consent. A Subscriber should not purchase a Bond unless such Subscriber is able to wait until the applicable Maturity Date for a return of the Subscriber’s capital.

2

RISK FACTORS

Investing in the Bonds involves certain risks. In considering whether to purchase the Bonds, you should carefully consider the information we have included below or incorporated by reference in this Offering Circular. In particular, you should carefully consider the information under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, and our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended December 31, 2019, each of which is incorporated by reference herein.

General Investment Risks

The Bonds are unsecured obligations of the Company and are not secured by any collateral of the Company or guaranteed or insured by any third party.

The Bonds are unsecured obligations of the Company only and will not represent an obligation of the Broker-Dealer or any other party except the Company. The Bonds are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party. As a result, any secured debt that the Company (or any of its subsidiaries) possesses will be senior to the Bonds. The effect of this subordination is that, upon a default in payment on, or the acceleration of, any of such secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, or reorganization of the Company, the proceeds of the sale of assets securing that indebtedness will be available to pay obligations on the Bonds only after other secured debt has been paid in full. As a result, holders of the Bonds may receive less, ratably, than the holders of secured debt in the event of Live Ventures’ bankruptcy, insolvency, liquidation, dissolution, or reorganization.

The payment obligations of the Company are not guaranteed or insured by any third party, and, in the event of a default, you may lose all of your investment.

Payment of the amounts owed under the Bonds are not guaranteed or insured by any third party, including the Broker-Dealer or backed by a government authority in any way. If the Company is unable to make payments required by the terms of the Bonds, the Bondholders will have unsecured claims against the Company. In addition, the Bonds are subject to non-payment by the Company in the event of its bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that a Bondholder will recover any of its principal. Moreover, each Bondholder’s claim may be subordinate to that of the Company’s senior creditors and its secured creditors to the extent of the value of their security.

There is limited transferability of, and no expected public market for, the Bonds.

There is no public market for the Bonds and none is expected to develop in the future. Each Bondholder should be prepared to hold the Bondholder’s Bond through its Maturity Date. Even if a potential post-issuance buyer for a Bond could be found, its transferability is limited under, inter alia, the provisions of Regulation A. Any sale or transfer of these Bonds also requires the prior written consent of the Company. Bondholders must be capable of bearing the economic risks of this investment with the understanding that the Bonds may not be liquidated by resale or redemption.

The offering price and Minimum Investment Amount have been arbitrarily determined by the Company and Live Holdings and do not reflect the value of the Company.

The Offering amount and Minimum Investment Amount have been arbitrarily determined by the Company and do not bear any relationship to any established criteria or indicia for valuing a Bond or the Company.

The Bonds will not be listed on any securities exchange, there is no public market for the Bonds, and no liquid market is expected to develop.

The Bonds are newly issued securities and will not be listed on any securities exchange or quoted on any interdealer quotation system. There is no trading market for the Bonds and while the Bonds will not be restricted securities under Regulation A, we expect the Bonds will remain highly illiquid securities. There is no public market for the Bonds nor and we do not expect one to develop in the foreseeable future, nor do we intend to facilitate such trading. A Bondholder should be prepared to hold the Bond through its Maturity Date.

3

There is no guarantee of reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its loan portfolio. In addition, there is no assurance that the Maximum Offering Amount will provide sufficient capital for Live Ventures to accomplish its objectives of acquiring profitable companies that have demonstrated a strong history of earnings power. There is no assurance that the Company will not seek additional means of financing that could be senior in priority to the Bonds in this Offering.

The Company, as a borrower, may be exposed to the risks of litigation by a Bondholder or other counter-party as a result of the sale of the Bonds.

As a borrower, the Company is exposed to the risk of litigation by a counterparty for any warranted or unwarranted allegations regarding the terms of any transaction or the actions or representations of the Company. It is impossible to foresee the allegations that a party could potentially bring against the Company; but, the Company will use its commercially reasonable efforts to avoid litigation if, in its sole and absolute discretion, doing so would be in the best interests of the Company. If the Company were required to incur legal fees and costs to respond to any lawsuit, the costs and fees could have an adverse impact on the Company’s cash flow and ability to repay the Bonds.

4

PLAN OF DISTRIBUTION

The Company will use its best efforts to offer and sell the Bonds through general solicitation in compliance with the SEC’s rule and regulations in connection with Regulation A. In addition, we currently intend to form (or acquire) or engage one or more registered Broker-Dealers to offer and sell the Bonds. If we form (or acquire) a Broker-Dealer, the Broker-Dealer will not be paid any fees. If we engage a third-party Broker-Dealer, that Broker-Dealer will be paid a mutually agreed fee at the rate of up to 5.0% of the initial principal amount of the Bonds that the Broker-Dealer offers and sells to Subscribers on a “best efforts” basis. The Broker-Dealer is not purchasing the Bonds offered by us and is not required to offer and sell any specific number or dollar amount of the Bonds in the Offering.

HiYield LLC is a Nevada limited liability company (“HiYield”), of which the Company owns 50% of its membership units and Grand Lending Group LLC is a Nevada limited liability company (“GLG”) that owns the other 50% of HiYield’s membership units. HiYield intends to sell the Bonds through general solicitation, including via billboards or magazine advertisements. Through GLG, we intend to collaborate with HiYield to hold meetings with homeowners who are interested in learning about reverse mortgages and other possible methods to create streams of income. Interested homeowners (i.e., investors) will be furnished with a copy of this Offering Circular, and, if requested by the homeowner, a copy of all of the information incorporated herein by reference. No individual will be required to invest any amounts of any proceeds in the Bonds, or otherwise, from any reverse mortgage that they obtain.

5

USE OF PROCEEDS

Up To Specified Percentage of Maximum Offering Amount 1, 2, 3

	25%	50%	75%	100%

Proceeds to Company (95%)	$11,875,000	$23,750,000	$35,625,000	$47,500,000
Payments to Broker-Dealer (5%)	625,000	1,250,000	1,875,000	2,500,000
TOTAL	$12,500,000	$25,000,000	$37,500,000	$50,000,000

___________________

(1)	The Company will not use an underwriter for the sale of the Bonds. The Company will engage the Broker-Dealer to sell the Bonds on its behalf. See “Plan of Distribution.”
(2)	Does not include costs of the Offering, such as blue-sky compliance, legal, accounting and other advisory fees, and printing fees.
(3)	We may pay a third-party Broker-Dealer a fee at the rate of up to 5.0% of the initial principal amount of the Bonds offered and sold by the Broker-Dealer. If the Company forms or acquires its own Broker-Dealer, proceeds to the Company will be 100% of the subscriptions, less costs of the Offering (as referenced in note 2, above). See “Plan of Distribution” below for additional information regarding Broker-Dealer fees.

The Company intends to use the proceeds from the sale of the Bonds for general corporate purposes, including for working capital, operating expenses and capital expenditures, the repayment, redemption, or repurchase of indebtedness of Live Ventures or any of its subsidiaries or affiliates, and the acquisition by the Company of businesses, products, services, or technologies. Live Ventures does not have any agreements or commitments for any acquisitions at this time.

6

DESCRIPTION OF BUSINESS

Our Company

Live Ventures, a Nevada corporation that was originally incorporated in the State of New Mexico in 1968 under the name “Nuclear Corporation of New Mexico” and redomiciled into the State of Nevada in 1994, is a publicly traded (Nasdaq: LIVE) holding company for diversified businesses.

Under the Live Ventures brand, we seek opportunities to acquire profitable and well-managed companies. We work closely with third parties to help us identify target companies that fit within the criteria we have established for opportunities.

Products and Services

Manufacturing Segment

Marquis Industries

Marquis Industries is a leading carpet manufacturer and a manufacturer of innovative yarn products, as well as a reseller of hard-surface flooring products. Over the last decade, Marquis Industries has been an innovator and leader in the value-oriented polyester carpet sector. We focus on the residential, niche commercial, and hospitality end-markets and, as of September 30, 2019, served over 2,000 customers.

Since commencing operations in 1995, Marquis Industries has built a strong reputation for outstanding value, styling, and customer service. Its innovation has yielded products and technologies that differentiate its brands in the flooring marketplace. Marquis Industries’ state-of-the-art operations enable high-quality products, unique customization, and exceptionally short lead-times.

At September 30, 2019, Marquis Industries operated its business through 10 divisions, each specializing in a distinct area of the business. Marquis Industries’ flooring source division is the largest of all of the operating divisions, with sales to over 2,000 floor covering dealers. The following is a breakdown of each division and the specialized products sold:

Division	Products and/or Services
Marquis Industries	All forms of floor covering to dealers and home centers
Marquis Hard Surfaces	Hard-surface products to dealers
Omega Pattern Works	Specialty printed carpet to the entertainment industry (bowling alleys, fun centers, movie theaters, and casinos)
Astro Carpet Mills	Specialty printed carpet to the entertainment industry and artificial turf
Artisans Hospitality	Carpets to commercial and hospitality markets
Dalton Carpet Depot	Sells specials and off-grade carpet products to dealers
M&M Fibers	Internal extrusion carpet fiber division supplying raw material to Marquis
Quantum Textiles	Internal twisting and heat-set yarn plant
B&H Tufters	Internal tufting operations
Constellation Industries	Contract commission printing

Products

Carpets & Rugs

Marquis Industries produces innovative residential and commercial floorcovering products. Marquis Industries has 26 running-line styles offering outstanding quality and value. It also offers special value in polyester and nylon styles. Marquis Industries products feature high-twist yarns produced with ultra-soft fibers and are designed to perform well in high traffic areas.

7

Marquis Industries’ specialty print divisions offer printed patterned carpet designed for commercial applications. Patterns are tailored to a variety of end-users, e.g., fun centers, movies theatres, hotels, casinos, and corporate users. All products are printed on high-performance nylon and are soil and stain resistant.

Hard Surfaces

The Marquis Hard Surface product lineup includes products designed for both residential and commercial end-uses. Marquis Industries’ product offering has remained on the cutting edge of this rapidly evolving segment of the flooring industry and will continue to be an innovator in new technology and design. Marquis Hard Surface currently offers dry-back, click-and-lock luxury vinyl plank and hundreds of rolls of vinyl flooring.

Industry and Market

Marquis Industries is an integrated carpet manufacturer, seller of hard-surface products, and manufacturer of nylon yarn within a fragmented industry composed of a wide variety of companies from small privately held firms to large multinationals. In 2018, the U.S. floor covering industry had an estimated $27.1 billion in sales.

Floor covering sales are influenced by the homeowner remodeling and residential builder markets, existing home sales and housing starts, average house size and home ownership. In addition, the level of sales in the floor covering industry is influenced by consumer confidence, spending for durable goods, the condition of residential and commercial construction, and overall strength of the economy.

Our Market

Carpet and Rug Industry

The carpet and rug industry had shipments of $11.5 billion in 2018. The carpet and rug industry has two primary markets, residential and commercial, with the residential market making up the largest portion of the industry. The industry has two primary sub-markets, replacement and new construction, with the replacement market making up the larger portion of the sub-markets. Approximately 59% of industry shipments are made in response to residential replacement demand.

Residential products consist of broadloom carpets and rugs in a broad range of styles, colors, and textures. Commercial products consist primarily of broadloom carpet and modular carpet tile for a variety of institutional applications, including office buildings, restaurant chains, schools, and other commercial establishments. The carpet industry also manufactures carpet for the automotive, recreational vehicle, small boat, and other industries.

The Carpet and Rug Institute (the “CRI”) is the national trade association representing carpet and rug manufacturers. Information compiled by the CRI suggests that the domestic carpet and rug industry is comprised of fewer than 100 manufacturers, with a meaningful percentage of the industry’s production concentrated in a limited number of manufacturers focused on the lower end of the price curve.

Hard Surfaces

Hard flooring surfaces, such as ceramic, luxury vinyl tile, hardwood, stone, and laminate, had shipments of $15.5 billion in 2018. As with the carpet and rug industry, the market is split between residential and commercial and replacement and new construction, with residential replacement being the largest segment of the market.

8

Competition

The North American flooring industry is highly competitive with an increasing variety of product categories, shifting consumer preferences and pressures from imported products, particularly in the rug and hard-surface categories. Marquis Industries competes with other flooring manufacturers and resellers. Marquis Industries is a fully integrated carpet mill, and, as a result, is able to produce carpet at the lowest cost possible for its target price point. Marquis Industries is a one stop shop for soft and hard-surface products, allowing its customers to save time and receive exceptional service. Marquis Industries offers innovative products and has quick turnaround times turning a new product in two weeks from order to delivery. The principal methods of competition are service, quality, price, product innovation and technology. Marquis Industries’ lean operating structure plus investments in manufacturing equipment and computer systems and its marketing strategy contribute to its ability to provide exceptional value on the basis of performance, quality, style, and service.

Raw Materials and Suppliers

Marquis Industries believes that it will have access to an adequate supply of raw material on satisfactory commercial terms for the foreseeable future. Marquis Industries is not dependent on any one supplier.

Customers

Marquis Industries sells products to flooring dealers, home centers, other flooring manufacturers, and directly to end-users. Approximately 70% of its sales are to a network of over 2,000 flooring dealers across several different end-markets, geographies, and product lines. Management believes that the dealer market is the most profitable market for its products because its diversified customer base values innovation, style, and service. Dealer networks typically allow Marquis Industries to achieve higher-margin, lower-volume accounts.

Manufacturing

Marquis Industries has a manufacturing facility with state-of-the-art equipment in all phases of its vertically integrated production, from extrusion of yarn-to-yarn processing to tufting carpet. Marquis Industries manufactures high-quality products and offer unique customization with exceptionally short lead-times. Marquis Industries has recently invested in new, efficient equipment to expand the yarn extrusion capacity to enter new markets. The new equipment allows Marquis to reduce production costs and increase margins.

Marketing

As of September 30, 2019, Marquis Industries had a team of 29 full-time salespeople who deepen customer relationships throughout its markets.

Precision Industries

Precision Industries is the North American leader in providing and manufacturing pre-finished de-carb free tool and die steel. For over 70 years, Precision has served steel distributors through quick and accurate service. Precision has led the industry with exemplary availability and value-added processing that saves distributors time and processing costs.

Founded in 1948, Precision Marshall “The Deluxe Company” has built a reputation of high integrity, speed of service and doing things the “Deluxe Way”. The term Deluxe refers to all aspects of the product and customer service to be head and shoulders above the rest. From order entry to packaging and delivery, Precision Marshall makes it easy to do business and backs all products and service with a guarantee.

Precision Marshall provides four key products to over 500 steel distributors in four product categories: Deluxe Alloy Plate, Deluxe Tool Steel Plate, Precision Ground Flat Stock, and Drill Rod. With over 5,000 distinct size grade combinations in stock every day, Precision Marshall arms tool steel distributors with deep inventory availability and same day shipment to their place of business or often ships direct to their customer saving time and handling.

9

Products

Deluxe Alloy Plate

Precision provides three alloy plate products in sizes from ¼ inch to 10” in thickness. These decarb free heat treated, and annealed plates are square and within a .020 tolerance on the surface allowing distributors to save cutting time, kerf loss and machining time.

Deluxe Tool Steel

Offering six different grades from ¼ inch to 8 inch in thickness commonly used in the tooling industry, these square decarb free pre-heat-treated plates are finished to .020 provide distributors with the perfect plate to service their customers.

Precision Ground Flat Stock

Over 4,000 size/grade combinations across twelve grades of tool steel, alloy and stainless steel are available every day and shipped the same day out of Precision Industries’ National Distribution Center in Bolingbrook, Illinois over 99.5% of the time. These flat bars are finished to a 40 RMS finish within an .001 tolerance on the surface and are produced and available off the shelf in 18, 24, 36, 72 inch and one-meter lengths. Custom, special tolerance items are made to order and shipped in three calendar days or less.

Drill Rod

Seven grades with over 800 diameter/grade combinations, these polished round bars in lengths of 36, 72 and 144 inches are available for immediate shipment from Precision’s National Distribution Center in Bolingbrook, Illinois.

Industry and Market

Precision Marshall is a fully integrated manufacturer of the above-mentioned steel products. Precision provides steel service centers and distributors with immediate availability allowing customers to have access to all sizes and grades without having to make an inventory investment. Precision only sells to distributors and steel service centers and has a strict policy of not selling to end users. The tool steel market is a niche market within the steel industry. This industry of more refined use grades and tolerances boasted just over $100 million of sales in 2019.

Our Market

Deluxe Alloy Plate

In 2019, the Alloy Plate Industry through distribution had sales of approximately $21.0 million in North America providing steel for molds and tooling across virtually all manufacturing segments with a dominance in the automobile industry. The alloy plate trade named “Marshalloy” comes in Heat Treat, Annealed and the superior proprietary mold quality which provides tighter chemistry and higher machine and polish ability.

Deluxe Tool Steel Plate

The Tool Steel Plate Market had sales in North America of approximately $40.0 million in 2019. These pre-heat-treated plates are commonly used to make tools, dies and industrial knives used in a variety of industries with a dominance in automotive.

10

Precision Ground Flat Stock

The Precision Ground Flat Stock market has sales of approximately $31.6 million in 2019. These refined tool steel, alloy and stainless flat bars are used to make tools, dies, holder blocks and industrial knives across all North American Manufacturing categories. Offering tight tolerances and a line ground finish, this product saves tool and die makers time and money by the off the shelf product being closer to the finished tool, die or industrial knife.

Drill Rod

Drill Rod had sales of approximately $11.2 million in 2019. These tight tolerance pre-hardened round bars below 2 inches in diameter are used in punching presses and screw applications.

Competition

The tool and die steel markets in North America is fiercely competitive and requires a high investment in inventory, manufacturing, and service infrastructure. There are several long-standing competitors in each product segment. Precision Industries competes through speed of service by having high inventory availability and an easy to purchase customer experience.

Raw Material and Suppliers

There is a limited number of suppliers in the world market across each product category. Precision Industries has developed a strength by securing a dedicated supply chain across several of its product offerings. Precision Industries works with almost all the highly specialized providers and has more than adequate sourcing options.

Sales, Marketing, and Distribution

Precision Marshall has three distribution centers that host some or all its products. The National Distribution Center is strategically located in Bolingbrook, IL and can service the tooling hub of the Midwest. A third-party partner provides warehousing and shipping that services the West Coast. The company manufactures all products and holds the inventory for the Deluxe Alloy and Deluxe Tool Steel plate products ’s at its corporate headquarters in Washington, PA. Precision Industries has over 19 people selling, marketing, and distributing its products.

Retail and Online Segment

Vintage Stock

Vintage Stock is an award-winning specialty entertainment retailer with 62 storefronts across the Midwest and Southwest. Vintage Stock enjoys a wide customer base comprised of electronic entertainment enthusiasts, avid collectors, female gamers, children, seniors, and more. Vintage Stock offers a large selection of entertainment products including new and pre-owned movies, video games and music products, as well as ancillary products such as books, comics, toys and collectibles all available in a single location. With its integrated buy-sell-trade business model, Vintage Stock buys, sells and trades new and pre-owned movies, music, video games, electronics and collectibles through 35 Vintage Stock, 13 Movie Trading Company, 11 EntertainMart and 3 V-Stock retail locations strategically positioned across Missouri, Texas, Oklahoma, Kansas, Arkansas, Utah, Colorado, Illinois, Idaho, and New Mexico. Stores range in size from 3,000 square feet to as large as 46,000 square feet depending on market draw and population density. In addition to offering a wide array of products, Vintage Stock also offers services to customers, such as rentals, special orders, disc and video game hardware repair and more. Vintage Stock also sells new and used movies, video games, music, and toys through http://www.vintagestock.com. Vintage Stock’s “Cooler Than Cash” program rewards loyal customers. When Vintage Stock customers bring in items to sell, the customer has two options: (i) sell their pre-owned products for cash or (ii) opt for store credit and receive a 50% bonus.

11

Vintage Stock sources its products through purchasing and trade-ins from customers as well as through distributors, including Ingram Entertainment, Inc., Alliance Entertainment, Inc., Ingram Book Company, Inc., and Diamond Comics, Inc.

ApplianceSmart

ApplianceSmart is a major household appliance retailer in Columbus, Ohio with two product categories: one consisting of typical and commonly available, innovative appliances, and the other consisting of affordable value-priced, niche offerings such as close-outs, factory overruns, discontinued models, and special-buy appliances, including open box merchandise and others.  One example of a special-buy appliance may be due to manufacturer product redesign, in which a current model is updated to include a few new features and is then assigned a new model number. Because the major manufacturers—primarily, Electrolux, General Electric, and Whirlpool—ship only the latest models to retailers, a large quantity of the previous models often remain in the manufacturers' inventories. Special-buy appliances typically are not integrated into the manufacturers’ normal distribution channels and require a different method of management, which we provide. For many years, manufacturers relied on small appliance dealers to buy these specialty products to sell in their stores.  However, today, small retailers are struggling to compete with large appliance chains as the ten largest retailers of major appliances account for more than 85% of the sales volume.  At the same time, expansion of big-box retailers that sell appliances has created an increase in the number of special-buy units, further straining the traditional outlet system for these appliances. Because these special-buy appliances have value, manufacturers and retailers need an efficient management system to recover their worth.

There are no guarantees on the number of units any of the manufacturers will sell to us. However, we believe purchases from these manufacturers will provide an adequate supply of high-quality appliances for our ApplianceSmart store.

On December 9, 2019, ApplianceSmart filed a voluntary petition (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The bankruptcy affects Live Ventures’ indirect subsidiary ApplianceSmart only and does not affect any other subsidiary of Live Ventures, or Live Ventures itself. ApplianceSmart expects to continue to operate its business in the ordinary course of business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In addition, ApplianceSmart reserves its right to file a motion seeking authority to use cash collateral of the lenders under its reserve-based revolving credit facility. The Chapter 11 Case is being administrated under the caption, In re: ApplianceSmart, Inc. (Case Number 19-13887). Court filings and other information related to the Chapter 11 Case are available at the PACER Case Locator website for those registered to do so or at the Courthouse located at One Bowling Green, Manhattan, New York 10004.

Marketing

Vintage Stock. Vintage Stock markets its stores primarily via social media apps, including, but not limited to, individual store and corporate Facebook and Twitter accounts. Vintage Stock has a customer list consisting of approximately 550,000 contacts for distribution of its digital new release catalog and promotion of online and brick and mortar sales and coupons. In early 2018, Vintage Stock started converting accounts to mobile numbers to better engage its customers with offers and sales. Vintage Stock also uses guerrilla marketing by partnering and setting up booths with movie theaters for blockbuster releases, various trade fairs, and school donations.

ApplianceSmart. Our ApplianceSmart store offers consumers a selection of hundreds of appliances. Our visual branding consists of ample display of product, manufacturers’ signage and custom-designed ApplianceSmart materials. We advertise our stores through television, radio, print media, social media and direct mail.

Our Market

Vintage Stock. According to the Entertainment Software Association, today’s video games provide rich, engaging entertainment for players across all platforms. The 2019 Essential Facts About the Computer and Video Game Industry Report (the “Video Game Industry Report”) underscores how video games have evolved into a mass medium, noting that over 164 million adults in the United States play video games, and three-quarters of Americans have at least one gamer in their household. In addition, the Video Game Industry Report stated that, in 2018, the industry generated $35.8 billion in video game content spending, up from $30.4 billion in 2017. Total video game content spending included purchases of digital content such as online subscriptions, downloadable content, mobile applications, and social networking games.  Total consumer spending in the video game industry reached $43.4 billion in 2018, representing a 20% rise over 2017’s $36 billion, per recent data released by the Entertainment Software Association (ESA) and The NPD Group/Retail Tracking Service/Digital Games Tracking Service.

12

Separately, 65% of American adults play video games up from 45% in 2015, according to Entertainment Software Association (ESA). Gamers are spending an average of 11% of their leisure time with video games this year, a figure that has remained largely consistently over the past few years. The overall average age of gamers is 33 years and they have been playing video games for 14 years on average. These figures are a continuation of the trend that the average gamer age has been decreasing while the number of years playing has increased.

ApplianceSmart. The U.S. major appliance industry is increasing, growing by 2.9% over the course of the last five years. The Company also believes that the market is undergoing a significant advancement of “smart” or “connected” appliances. According to Grand View Research, manufacturers are investing substantially in research and development in the connected appliance space. With integrated computer chip and screens in refrigerators, consumers can sync up grocery lists, recipes, and even play a Pandora playlist through their appliance. According to Statista, these so called “smart appliances” generated approximately $887 million in 2016, which is a significant increase over 2011 (approximately $105 million). According to Grand View Research, the two major distribution channels for consumers to purchase appliances are brick and mortal retail and ecommerce. Brick and mortar retail holds the majority share in revenue and the Company believes that it will continue to increase through 2025.

Competition

Vintage Stock. Our industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. Competition is based on the ability to adopt new technology, aggressive franchising, establishment of brand names, and quality of collections. Vintage Stock competes with mass merchants and regional chains; computer product, and consumer electronics stores; other video game and PC software specialty stores; toy retail chains; direct sales by software publishers; and online retailers and game rental companies. Vintage Stock has, however, established a presence in areas where it can take a greater portion of market share. Video game products are also distributed through other methods such as digital delivery. Vintage Stock also competes with sellers of pre-owned and value video game products. Additionally, it competes with other forms of entertainment activities, including casual and mobile games, movies, television, theater, sporting events, and family entertainment centers.

ApplianceSmart. ApplianceSmart’s competition comes mainly from new-appliance and other special-buy retailers. Our ApplianceSmart store competes with local retail appliance chains, as well as with independently owned retailers. Many of these retailers have been in business longer than us and may have significantly greater assets. Many factors, including obtaining adequate resources to create and support the infrastructure required to operate large-scale appliance recycling and replacement programs, affect competition in the industry.

Intellectual Property

Our success will depend significantly on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing upon the intellectual property rights of third parties. We currently rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions, and similar measures to protect our intellectual property.

We estimate that reliance upon trade secrets and unpatented proprietary know-how will continue to be our principal method of protecting our trade secrets and other proprietary technologies. While we have hired third-party contractors to help develop our proprietary software and to provide various fulfillment services, we generally own (or have permissive licenses for) the intellectual property provided by these contractors. Our proprietary software is not substantially dependent on any third-party software, although our software does utilize open source code. Notwithstanding the use of this open source code, we do not believe our usage requires public disclosure of our own source code nor do we believe the use of open source code will have a material impact on our business.

We register some of our product names, slogans, and logos in the United States. In addition, we generally require our employees, contractors and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements. Neither intellectual property laws, contractual arrangements, nor any of the other steps we have taken to protect our intellectual property, can ensure that third parties will not exploit our technologies or develop similar technologies.

Our proprietary publishing system provides an advanced set of integrated tools for design, service, and modifications to support our mobile web app services. Our mobile web app builder software enables easy and efficient design, end-user modification and administration, and includes a variety of other tools accessible by our team members.

13

Services Segment

We continue to generate revenue from servicing our existing customers under our legacy product offerings, primarily our InstantProfile® line of products and services. These services primarily consist of directory listing services. Because of the change in our business strategy and product lines, we no longer accept new customers under our legacy product and service offerings.

Corporate Offices

Our principal offices are located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, our telephone number is (702) 939-0231, and our corporate website (which does not form part of this Offering Circular) is located at www.liveventures.com.

Employees

As of September 30, 2019, we had approximately 1,000 employees, of which approximately 650 were full-time employees, in the United States, none of whom were covered by a collective bargaining agreement.

14

DESCRIPTION OF PROPERTY

At September 30, 2019, we leased approximately 11,000 square feet of space located in Las Vegas, Nevada which we utilize as principal executive and administrative offices.

We believe that our existing facilities are well maintained, in good operating condition and are adequate for our present level of operations.

15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We hereby incorporate by reference the following information or documents into this Offering Circular:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on February 7, 2020;

•	Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended December 31, 2019, filed with the SEC on April 13, 2020 and August 14, 2020;

•	Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 2020, filed with the SEC on May 15, 2020 and August 14, 2020; and

•	Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 14, 2020.

16

MANAGEMENT, OFFICERS AND SIGNIFICANT EMPLOYEES

We hereby incorporate by reference the following information or documents into this Offering Circular:

•	Item 10, “Directors, Executive Officers and Corporate Governance,” from our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on February 7, 2020.

17

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We hereby incorporate by reference the following information or documents into this Offering Circular:

•	Item 11, “Executive Compensation,” from our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on February 7, 2020.

18

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 1, 2020 of (i) each executive officer and each director of our Company; (ii) all executive officers and directors of our Company as a group; and (iii) each person known to the Company to be the beneficial owner of more than 5% of our Common Stock. We deem shares of our Common Stock that may be acquired by an individual or group within 60 days of August 1, 2020, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table. Percentage of ownership is based on 1,603,043 shares of Common Stock outstanding on August 1, 2020. The information as to beneficial ownership was either (i) furnished to us by or on behalf of the persons named or (ii) determined based on a review of the beneficial owners’ Schedules 13D and Section 16 filings with respect to our Common Stock. Unless otherwise indicated, the business address of each person listed is 325 East Warm Springs Road, Suite 102, Las Vegas, Nevada 89119.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Executive Officers and Directors:
Jon Isaac, President and Chief Executive Officer of Live Ventures Incorporated (1)	1,571,827	47.8%
Weston A. Godfrey, Jr., Chief Executive Officer of Marquis Industries	–	–
Michael J. Stein, Senior Vice President and General Counsel (2)	12000	*
Rodney Spriggs, President and Chief Executive Officer of Vintage Stock (3)	12,500	*
Virland Johnson, Chief Financial Officer (4)	8,000	*
Tony Isaac, Director	55,000	3.4%
Richard D. Butler, Jr., Director	15,487	*
Dennis Gao, Director	12,671	*
Tyler Sickmeyer, Director	–	–
All Executive Officers and Directors as a group (9 persons)	1,687,486	63.1%
Other 5% Stockholder:
Isaac Capital Group, LLC (5) 3525 Del Mar Heights Rd., Suite 765, San Diego, California 92130	1,546,827	45.1%

__________________

*Represents less than 1% of our issued and outstanding common stock.

(1)	Includes 158,356 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) that are convertible into 791,759 shares of Common Stock owned by Isaac Capital Group, LLC (“ICG”), of which Jon Isaac is the President and sole member and accordingly has sole voting and dispositive power with respect to such shares. Also includes warrants to purchase 118,029 shares of Series B Preferred Stock, which are convertible in 590,146 additional shares of Common Stock at exercise prices ranging from $3.32 to $5.70 per share held by ICG. Jon Isaac owns 956,681 shares of Common Stock. Finally, Mr. Isaac holds options to purchase up to 25,000 shares of Common Stock at an exercise price of $10.00 per share, all of which are currently exercisable.
(2)	Includes options to purchase 12,000 shares of Common Stock at exercise prices ranging from $23.41 to $31.74 per share.
(3)	Includes options to purchase 12,500 shares of Common Stock at an exercise price of $10.86 per share.
(4)	Includes options to purchase 8,000 shares of Common Stock at exercise prices ranging from $23.41 to $31.74 per share.
(5)	Includes 158,356 shares of Series B Preferred Stock that are convertible into 791,759 shares of Common Stock owned by ICG. Also includes warrants to purchase 118,029 shares of Series B Preferred Stock that are convertible into 590,146 additional shares of Common Stock at exercise prices ranging from $3.32 to $5.70 per share held by ICG.

19

SECURITIES BEING OFFERED

The Offering involves the offering and sale of up to 50,000 Bonds on an “as needed” basis. Purchasers of the Bonds will be unsecured creditors of the Company. The summary of the features of the Bonds provided below is qualified in its entirety by the terms and provisions of the actual Bonds. In the event of any conflict between the short summary presented below and the actual terms and provisions of the Bonds, the latter shall govern. See “Risk Factors – General Investment Risks”.

BELOW IS A SUMMARY OF CERTAIN OF THE TERMS OF THE BONDS. SUBSCRIBERS SHOULD CAREFULLY READ THE TERMS AND PROVISIONS OF THE BONDS IN THEIR ENTIRETY.

1.	Interest Rate and Interest Payments. The Company intends to borrow money from the Subscribers at a fixed annual Interest Rate from the issuance date of the Bond through its Maturity Date. The Interest Rate of each Bond will vary depending on market conditions, the Maturity Date, and the investment amount. The Company will set the Interest Rate and currently expects the Bonds will be issued within a range from 1.0% to 8.0% per annum. At the Subscriber’s option, interest will either accrue and may be compounded or be paid monthly as set forth in greater detail in the Bond. Interest payments, if made monthly, shall commence 30 calendar days from the issuance date of the Bond and shall continue to be paid monthly thereafter, in arrears.

2.	Maturity Date and Principal Payments. Each Bond will mature on its Maturity Date, which, at the Subscriber’s option, but subject to the Company’s approval, will be from 1 to 120 months from its date of issuance or at such other time as the Company and the Subscriber may agree. The Company will not make any principal payments on the Bonds until their respective Maturity Date.

3.	Prepayment. The Company may prepay all or a portion of any Bond prior to the Maturity Date at any time and from time to time and without premium, penalty, or notice, in the Company’s sole and absolute discretion.

4.	Delinquency and Default. As further described in the Bond, the Company may be responsible for certain late charges in the event of making delinquent interest payments to Bondholders. In addition, as provided in the Bond, certain events of default (that remain uncured) may cause the obligations under the Bond to be accelerated and become immediately due and payable to the Bondholder.

5.	Company Financial Statements. Financial statements of the Company will be deemed delivered to a Bondholder on the earliest date on which (i) the Company posts such documents, or provides a link thereto, at its website address (https://ir.liveventures.com/financials or https://ir.liveventures.com/all-sec-filings); or (ii) on which such documents are posted on the Company’s behalf on a relevant website, if any, to which such Bondholder has access; or (iii) the Company files such financial statements or documents with the EDGAR website of the SEC ([https://www.sec.gov/cgi-bin/browse-edgar?CIK=LIVE&action=getcompany&owner=exclude).

6.	Determination of the Minimum Investment Amount. Due to the nature of the investment, there is no fixed subscription amount. The Minimum Investment Amount is $1,000. The Minimum Investment Amount has been arbitrarily determined by the Company and does not bear any relationship to the assets or liabilities of the Company as of the date of this Offering Circular or the assets or liabilities of the Company that may be thereafter acquired or incurred by the Company or to any other established criterion or indicium for valuing a business. The Company does not represent that the Bonds have or will have a market value equal to their face amount or could be resold (if at all) at their original face amount.

20

7.	Subscription Agreement. To subscribe for the purchase of a Bond, a Subscriber must be an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. In addition, if a Subscriber is not an “accredited investor,” such Subscriber may still subscribe for the purchase of a Bond, however any Subscriber may not purchase more than the greater of 10% of their annual income or net worth. A Subscriber must execute and deliver a Subscription Agreement, the form of which is attached hereto as Exhibit 4.1, together with payment in the amount of the purchase price of the Bond payable to the Company. By executing and delivering the Subscription Agreement, a Subscriber makes certain representations and warranties upon which the Company will rely in evaluating whether to accept in full or in part, the Subscriber’s subscription. CAREFULLY READ AND COMPLETE THE SUBSCRIPTION AGREEMENT

8.	Subscription Acceptance/Rejection; Issuance of Bond to A Subscriber. Subscription Agreements from Subscribers will be accepted or rejected, in whole or in part, by the Company within 30 days after their receipt. The Company reserves the sole and absolute right to reject any subscription tendered for any reason or no reason, or to accept it in part only. Subscription Agreements are non-cancelable and irrevocable by the Subscriber and subscription funds are non-refundable for any reason (other than rejection of the subscription by the Company), except with the express written consent of the Company or as expressly set forth herein or in the Subscription Agreement. If accepted by the Company, a Subscriber becomes a Bondholder after the relevant closing of the Subscriber’s Bond purchase.

21

FINANCIAL STATEMENTS

We hereby incorporate by reference the following information or documents into this Offering Circular:

•	Item 8, “Financial Statements and Supplementary Data,” from our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on February 7, 2020;

•	Item 1, “Financial Statements,” from our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended December 31, 2019, filed with the SEC on April 13, 2020 and August 14, 2020;

•	Item 1, “Financial Statements,” from our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 2020, filed with the SEC on May 15, 2020 and August 14, 2020; and

•	Item 1, “Financial Statements,” from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 14, 2020.

22

LEGAL MATTERS

Certain legal matters with respect to the Bonds offered hereby will be passed upon by Michael J. Stein, Esq., the Company’s Senior Vice President and General Counsel.

EXPERTS

The consolidated financial statements incorporated in this Offering Circular by reference to the Annual Report on Form 10-K for the year ended September 30, 2019 have been so incorporated in reliance on the report of WSRP, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

23

PART III - Exhibits

Index to Exhibits

The following exhibits are filed with or incorporated by reference into this Offering Circular.

Exhibit Number		Exhibit Description	Form	File Number	Exhibit Number	Filing Date
2.1		Amended and Restated Articles of Incorporation	8-K	000-24217	3.1	08/15/07

2.2		Certificate of Change	8-K	001-33937	3.1	09/7/10

2.3		Certificate of Correction	8-K	001-33937	3.1	03/11/13

2.4		Certificate of Change	10-Q	001-33937	3.1	02/14/14

2.5		Articles of Merger	8-K	001-33937	3.1.4	10/8/15

2.6		Certificate of Change	8-K	001-33937	3.1.5	11/25/16

2.7		Certificate of Designation for Series B Convertible Preferred Stock filed with Secretary of State for the State of Nevada on December 23, 2016, and effective as of December 27, 2016	10-K	001-33937	3.1.6	12/29/16

2.8		Bylaws of Live Ventures Incorporated	10-Q	001-33937	3.8	08/14/18

3.1		Waiver Agreement dated September 6, 2017	10-K	001-33937	4.1	01/18/18

3.2		Description of Our Securities	10-K	001-33937	4.2	02/07/20

3.3		Specimen Stock Certificate	10-K	001-33937	4.3	02/07/20

3.4	*	Form of Unsecured Bond

4.1	*	Form of Subscription Agreement

6.1		Note and Warrant Purchase Agreement, dated April 3, 2012 (the “Note and Warrant Purchase Agreement”), by and between the Registrant and Isaac Capital Group LLC	10-Q	001-33937	10.1	05/15/12

		Senior Subordinated Convertible Note (under Note and Warrant Purchase Agreement)	10-Q	001-33937	10.2	05/15/12

6.2		Subordinated Guaranty (under Note Purchase and Warrant Agreement)	10-Q	001-33937	10.3	05/15/12

6.3		Form of Warrant (under Note and Warrant Purchase Agreement)	10-Q	001-33937	10.4	05/15/12

6.4		First Amendment to Note Purchase Agreement, made and entered into as of April 3, 2012, by and between the Registrant and Isaac Capital Group LLC	10-K	001-33937	10.12.1	01/15/13

III-1

6.5	Warrant Amendment dated as of December, 2014	10-K	001-33937	10.9	01/18/18

6.6	Warrant Amendment dated as of December 27, 2016	10-K	001-33937	10.10	01/18/18

6.7	Amendment to Warrants dated as of January 16, 2018	10-K	001-33937	10.11	01/18/18

6.8	Amendment to Warrant dated as of December 3, 2019	10-K	001-33937	10.9	02/07/20

6.9	Convertible Note Purchase Agreement, dated as of January 7, 2014, by and between the Registrant and Kingston Diversified Holdings LLC (the “2014 Note Purchase Agreement”)	10-K	001-33937	10.7	12/29/16

6.10	Form of Convertible Note (under 2014 Note Purchase Agreement)	10-K	001-33937	10.11	01/10/14

6.11	Form of Warrant (under 2014 Note Purchase Agreement)	10-K	001-33937	10.12	01/10/14

6.12	Amendment No. 1 to Convertible Note Purchase Agreement, dated as of October 29, 2014, by and between the Registrant and Kingston Diversified Holdings LLC	10-K	001-33937	10.7a	12/29/16

6.13	Amendment No. 2 to Convertible Note Purchase Agreement, dated as of December 21, 2016, by and between the Registrant and Kingston Diversified Holdings LLC	10-K	001-33937	10.7b	12/29/16

6.14	Share Exchange Agreement between Isaac Capital Group, LLC and Live Ventures Incorporated, dated December 27, 2016	10-Q	001-33937	10.1	02/09/17

6.15	Purchase Agreement, dated as of July 6, 2015 by and among the Registrant, Marquis Affiliated Holdings LLC, Marquis Industries, Inc. and the stockholders of Marquis Industries, Inc.	10-K	001-33937	10.15	01/13/16

6.16	Loan and Security Agreement, dated as of July 6, 2015 by and among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., A-O Industries, LLC, Astro Carpet Mills, LLC, Constellation Industries, LLC and S F Commercial Properties, LLC, as Borrowers, and Bank of America, N.A. as Lender.	10-K	001-33937	10.16	01/13/16

6.17	Subordinated Loan and Security Agreement, dated as of July 6, 2015 by and among Marquis Affiliated Holdings, LLC, Marquis Industries, Inc., A-O Industries, LLC, Astro Carpet Mills, LLC, Constellation Industries, LLC and SF Commercial Properties, LLC as Borrowers and Isaac Capital Fund I, LLC as Lender	10-K	001-33937	10.17	01/13/16

6.18	Consent, Joinder and First Amendment to Loan and Security Agreement by and among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., Lonesome Oak Trading Co., Inc., and Isaac Capital Fund I, LLC as Lender	8-K	001-33937	10.2	02/06/20

6.19	Lease Agreement, effective July 6, 2015, by and between 716 River Street Partners LLC, as lessor and Constellation Industries, LLC as lessee	10-K	001-33937	10.18	01/13/16

6.20	Agreement, effective November 30, 2015 by and among the Registrant, Marquis Affiliated Holdings LLC, Marquis Industries, Inc. and the stockholders of Marquis Industries, Inc.	10-Q	001-33937	10.1	02/16/16

III-2

6.21	Promissory Note dated June 14, 2016, by Marquis Real Estate Holdings, LLC in favor of STORE Capital Acquisitions LLC	10-Q	001-33937	10.1	08/15/16

6.22	Mortgage Loan Agreement dated June 14, 2016 by and between STORE Capital Acquisitions LLC and Marquis Real Estate Holdings, LLC	10-Q	001-33937	10.2	08/15/16

6.23	Master Lease Agreement dated June 14, 2016 by and between STORE Capital Acquisitions LLC and Marquis Real Estate Holdings, LLC	10-Q	001-33937	10.3	08/15/16

6.24	Purchase and Sale Agreement dated June 14, 2016 by and between STORE Capital Acquisitions LLC and Marquis Real Estate Holdings, LLC	10-Q	001-33937	10.4	08/15/16

6.25	Equipment Security Note between Banc of America Leasing & Capital, LLC and Marquis Industries, Inc.	10-Q	001-33937	10.2	02/09/17

6.26	Fifth Amendment to Loan and Security Agreement between Banc of America Leasing & Capital, LLC and Marquis Industries, Inc. dated February 28, 2017	10-Q	001-33937	10.1	05/11/17

6.27	Consent and Sixth Amendment to Loan and Security Agreement dated June 5, 2018 among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., Bank of America, N.A., and the other parties thereto	10-Q	001-33937	10.7	08/14/18

6.28	Consent to Turf Business Sale dated December 19, 2018 among Bank of America, N.A., Marquis Affiliated Holdings LLC, and Marquis Industries, Inc.	10-K	001-33937	10.27	12/27/18

6.29	Seventh Amendment to Loan and Security Agreement dated December 24, 2018 among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., and Bank of America, N.A.	10-K	001-33937	10.28	12/27/18

6.30	Consent, Joinder and Eighth Amendment to Loan and Security Agreement dated January 31, 2020 among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., Lonesome Oak Trading Co., Inc., and Bank of America, N.A.	8-K	001-33937	10.1	02/06/20

6.31	Ninth Amendment to Loan and Security Agreement dated May 4, 2020 among Marquis Affiliated Holdings LLC, Marquis Industries, Inc. and Bank of America, N.A.	8-K	001-33937	10.2	05/08/20

6.32	Promissory Note between Marquis Industries, Inc. and Bank of America, N.A.	8-K	001-33937	10.1	05/08/20

6.33	Stock Purchase Agreement by and among Vintage Stock Affiliated Holdings LLC (an affiliate of the Registrant), Vintage Stock, Inc., and the Shareholders of Vintage Stock, Inc., dated November 3, 2016	10-K	001-33937	10.22	12/29/16

6.34	Amended and Restated Subordinated Promissory Note of Vintage Stock Affiliated Holdings LLC in favor of certain of the Shareholders of Vintage Stock, Inc., dated June 7, 2018	10-K	001-33937	10.30	12/27/18

6.35	Amended and Restated Subordination Agreement by and among Rodney Spriggs, in his capacity as the representative of certain of the Shareholders of Vintage Stock, Inc., and Wilmington Trust, National Association, dated June 7, 2018	10-K	001-33937	10.31	12/27/18

III-3

6.36	Loan Agreement between Vintage Stock, Inc. and Texas Capital Bank, National Association, dated November 3, 2016	10-K	001-33937	10.27	12/29/16

6.37	First Amendment to Loan Agreement between Texas Capital Bank, National Association and Vintage Stock, Inc., dated January 23, 2017	10-K	001-33937	10.30	01/18/18

6.38	Second Amendment to Loan Agreement dated September 20, 2017 between Texas Capital Bank, National Association and Vintage Stock, Inc.	10-K	001-33937	10.31	01/18/18

6.39	Third Amendment to Loan Agreement dated June 7, 2018 between Texas Capital Bank, National Association and Vintage Stock, Inc.	8-K	001-33937	10.3	06/11/18

6.40	Fourth Amendment to Loan Agreement dated June 24, 2019 between Texas Capital Bank, National Association and Vintage Stock, Inc.	10-Q	001-33937	10.1	08/14/19

6.41	Revolving Credit Note of Vintage Stock Inc., in favor of Texas Capital Bank, National Association, dated November 3, 2016	10-K	001-33937	10.28	12/29/16

6.42	Security Agreement of Vintage Stock Inc., in favor of Texas Capital Bank, National Association, dated November 3, 2016	10-K	001-33937	10.29	12/29/16

6.43	Waiver Agreement by and among Texas Capital Bank, National Association and Vintage Stock, Inc., dated March 15, 2018	8-K	001-33937	10.12	03/15/18

6.44	Waiver and Agreement Regarding Availability Reserves dated April 10, 2010 by and among Texas Capital Bank, National Association and Vintage Stock, Inc.	10-Q	001-33937	10.5	04/13/20

6.45	Term Loan Agreement among Vintage Stock Inc., Vintage Stock Affiliated Holdings LLC, the Subsidiaries of the Borrowers Party Hereto, the Lenders Party Hereto, Wilmington Trust, National Association, as Administrative Agent, and Capitala Private Credit Fund V, L.P., as Lead Arranger, dated November 3, 2017	10-K	001-33937	10.30	12/29/16

6.46	First Amendment and Waiver to Term Loan Agreement by and among Vintage Stock Affiliated Holdings, LLC, Vintage Stock, Inc., Wilmington Trust, National Association, Capitala Private Credit Fund V, L.P., and the other parties thereto dated October 10, 2017	8-K	001-33937	10.1	10/13/17

6.47	Second Amendment and Waiver to Term Loan Agreement by and among Vintage Stock Affiliated Holdings, LLC, Vintage Stock, Inc., Wilmington Trust, National Association, Capitala Private Credit Fund V, L.P., and the other parties thereto dated March 15, 2018	8-K	001-33937	10.1	03/16/18

6.48	Form of Note under the Capitala Term Loan Agreement	10-K	001-33937	10.31	12/29/16

6.49	Security and Pledge Agreement among Vintage Stock Affiliated Holdings LLC, Vintage Stock, Inc., and Wilmington Trust, National Association, as Administrative Agent, dated November 3, 2016	10-K	001-33937	10.32	12/29/16

6.50	Amended and Restated Promissory Note issued by ApplianceSmart Holdings LLC	10-K	001-33937	10.44	12/27/18

6.51	Security Agreement dated December 26, 2018 by and between ApplianceSmart Holdings LLC and Appliance Recycling Centers of America, Inc.	10-K	001-33937	10.45	12/27/18

III-4

6.52	Security Agreement dated December 26, 2018 by and between ApplianceSmart, Inc. and Appliance Recycling Centers of America, Inc.	10-K	001-33937	10.46	12/27/18

6.53	Security Agreement dated December 28, 2018 by and between ApplianceSmart Contracting, Inc. and Appliance Recycling Centers of America, Inc.	10-Q	001-33937	10.1	02/13/19

6.54	Agreement and Guaranty dated December 28, 2018 by ApplianceSmart Contracting Inc. in favor of Appliance Recycling Centers of America, Inc.	10-Q	001-33937	10.2	02/13/19

6.55	Amended and Restated Credit Agreement, dated as of June 7, 2018, by and among the lenders from time to time party thereto, Comvest Capital IV, L.P., Vintage Stock, Inc., and Vintage Stock Affiliated Holdings LLC	8-K	001-33937	10.1	06/11/18

6.56	Limited Waiver and First Amendment to Amended and Restated Credit Agreement and Amended and Restated Management Fee Subordination Agreement, dated as of September 3, 2019, by and among the lenders party thereto, Comvest Capital IV, L.P., Vintage Stock, Inc., and acknowledged and agreed to by Vintage Stock Affiliated Holdings LLC and Live Ventures Incorporated	8-K	001-33937	10.1	09/05/19

6.57	Limited Waiver and Second Amendment to Amended and Restated Credit Agreement, Second Amendment to Amended and Restated Management Fee Subordination Agreement and First Amendment to Limited Guaranty as of April 9, 2020, by and among the Lenders, Comvest Capital IV, L.P., as agent for the Lenders, Vintage Stock, Inc., and acknowledged and agreed to by Vintage Stock Affiliated Holdings LLC, and with respect to certain sections, Live Ventures Incorporated	10-Q	001-33937	10.4	04/13/20

6.58	Limited Guaranty, dated as of June 7, 2018, by Live Ventures Incorporated in favor of Comvest Capital IV, L.P.	8-K	001-33937	10.2	06/11/18

6.59	Loan and Security Agreement, dated as of March 15, 2019, by and between ApplianceSmart, Inc. and Crossroads Financing, LLC	8-K	001-33937	10.2	03/19/19

6.60	Unsecured Revolving Line Promissory Note dated April 9, 2020 issued to Isaac Capital Group, LLC	10-Q	001-33937	10.3	04/13/20

6.61	Contribution Agreement dated effective as of July 14, 2020 by and between Live Ventures Incorporated and Precision Affiliated Holdings LLC	10-Q	001-33937	10.1	07/16/20

6.62	Loan and Security Agreement dated July 14, 2020 by and among Precision Industries, Inc., President Merger Sub Inc., Precision Affiliated Holdings LLC, and the lenders party thereto	10-Q	001-33937	10.2	07/16/20

6.63	Second Amendment to Loan and Security Agreement and Novation Agreement dated as of July 10, 2020 by and among Live Ventures Incorporated, Marquis Affiliated Holdings LLC, Marquis Industries Inc., and Isaac Capital Fund I, LLC	10-Q	001-33937	10.3	07/16/20

6.64	Assignment and Assumption Agreement dated as of July 10, 2020 by and between Isaac Capital Fund I, LLC and Isaac Capital Group, LLC	10-Q	001-33937	10.4	07/16/20

III-5

6.65	Promissory Note dated July 10, 2020 issued by Live Ventures Incorporated in favor of Spriggs Investments, LLC	10-Q	001-33937	10.5	07/16/20

6.66	†Employment Agreement between LiveDeal, Inc. and Jon Isaac	10-Q	001-33937	10.1	05/14/13

6.67	†Amendment to Employment Agreement dated January 16, 2018 between Live Ventures Incorporated and Jon Isaac	10-K	001-33937	10.39	01/18/18

6.68	†Employment Agreement between the Live Ventures Incorporated and Virland A. Johnson, dated January 3, 2017	8-K	001-33937	10.1	01/05/17

6.69	†Incentive Stock Option Agreement between Live Ventures Incorporated and Virland A. Johnson, dated January 3, 2017	8-K	001-33937	10.2	01/05/17

6.70	†Employment Agreement between Live Ventures Incorporated and Michael J. Stein, effective October 2, 2017	8-K	001-33937	10.1	10/02/17

6.71	†Incentive Stock Option Agreement between Live Ventures Incorporated and Michael J. Stein, effective October 2, 2017	8-K	001-33937	10.2	10/02/17

6.72	†Employment Agreement between Vintage Stock Inc. and Rodney Spriggs, dated November 3, 2016	10-K	001-33937	10.25	12/29/16

6.73	†Non-qualified Stock Option Agreement between the Registrant and Rodney Spriggs, dated November 3, 2016	10-K	001-33937	10.26	12/29/16

6.74	†Employment Agreement between Marquis Industries, Inc. and Weston A. Godfrey, Jr., dated January 22, 2018	10-K	001-33937	10.57	12/27/18

6.75	†2014 Omnibus Equity Incentive Plan	DEF 14A	001-33937	Appendix A to 2014 Proxy Statement	06/23/14

6.76	†Employment Agreement, dated as of July 14, 2020, by and between Thomas Sedlak and Precision Industries, Inc.	8-K	001-33937	10.5	07/16/20

6.77	†Deferred Compensation Agreement, dated as of July 14, 2020, by and between Thomas Sedlak and Precision Industries, Inc.	8-K	001-33937	10.6	07/16/20

7.1	Stock Purchase Agreement dated December 30, 2017 among Appliancesmart Holdings LLC, ApplianceSmart, Inc., and Appliance Recycling Centers of America, Inc.	10-Q	001-33937	10.1	02/14/18

7.2	Bill of Sale and Assignment and Assumption Agreement dated December 21, 2018 by and between Viridian Fibers, LLC and Marquis Industries, Inc.	10-K	001-33937	2.2	12/27/18

7.3	Purchase Agreement dated November 1, 2019, by and among Marquis Affiliated Holdings LLC, Lonesome Oak Trading Co., Inc., and J. Chadwick McEntire	8-K	001-33937	2.3	02/06/20

III-6

7.4	First Amendment to Purchase Agreement dated November 1, 2019, by and among Marquis Affiliated Holdings LLC, Lonesome Oak Trading Co., Inc., and J. Chadwick McEntire	8-K	001-33937	2.4	02/06/20

7.5	Agreement and Plan of Merger, dated as of July 14, 2020, by and among Live Ventures Incorporated, President Merger Sub Inc., Precision Industries, Inc., and D. Jackson Milhollan×	8-K	001-33937	2.1	07/16/20

11.1	*Consent of WRSP, LLC independent registered public accounting firm

12.1	*Legal Opinion of Michael J. Stein, Esq., Senior Vice President and General Counsel

__________

*	Filed herewith
×	Schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Live Ventures hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.
†	Indicates a management contract or compensatory plan or arrangement.

III-7

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, United States of America on August 27, 2020.

LIVE VENTURES INCORPORATED

/s/ Jon Isaac
Jon Isaac
President and Chief Executive Officer

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jon Isaac	President and Chief Executive Officer Director
Jon Isaac	(Principal Executive Officer)	August 27, 2020

/s/ Virland A. Johnson	Chief Financial Officer
Virland A. Johnson	(Principal Financial Officer and Principal Accounting Officer)	August 27, 2020

/s/ Tony Isaac
Tony Isaac	Director	August 27, 2020

/s/ Richard D. Butler, Jr.
Richard D. Butler, Jr.	Director	August 27, 2020

/s/ Dennis Gao
Dennis Gao	Director	August 27, 2020

/s/ Tyler Sickmeyer
Tyler Sickmeyer	Director	August 27, 2020

III-8